POLONIA BANCORP, INC. REPORTS RESULTS FOR THE QUARTER ENDED MARCH 31, 2013

Huntingdon Valley, Pennsylvania — April 29, 2013. Polonia Bancorp, Inc. (the “Company”) (NASDAQ Capital Market: PBCP), the holding company of Polonia Bank (the “Bank”), reported a net loss of $66,000 for the quarter ended March 31, 2013 versus net income of $76,000 for the quarter ended March 31, 2012.

Net interest income increased $99,000 for the quarter ended March 31, 2013 as compared to the same period in the prior year. The increase in net interest income was due primarily to a decrease in rates paid on deposits.

Provision for loan losses remained relatively stable, decreasing $1,000 to $89,000 for the quarter ended March 31, 2013 as compared to the same period in the prior year. At March 31, 2013, nonperforming loans totaled $3.8 million compared to $3.6 million at December 31, 2012. An increase in nonperforming multi-family and commercial real estate loans of $484,000 contributed to the higher balance of nonperforming loans at March 31, 2013, offset by a decrease in nonperforming one-to-four family loans of $239,000. Net loan charge-offs for the quarter ended March 31, 2013 were $97,000, consisting of one-to-four-family loan charge-offs, compared to $223,000 in one-to-four family loan charge-offs for the quarter ended March 31, 2012.

Noninterest income was $1.3 million and $364,000 for the quarters ended March 31, 2013 and

2012, respectively. The increase in noninterest income was primarily attributable to an increase of $1.0 million in the gain on the sale of loans.

Noninterest expenses were $3.3 million and $2.0 million for the quarters ended March 31, 2013 and March 31, 2012, respectively. Higher expenses in 2013 were mainly due to the salary and compensation expenses and costs related to the operation of our new Retail Mortgage Banking Division and the amortization of the indemnification asset associated with the loss sharing agreements entered into with the FDIC in connection with our acquisition of Earthstar bank in 2010.

Total assets decreased $5.3 million, or 2.0%, to $262.2 million at March 31, 2013 from $267.5 million at December 31, 2012, partially due to a $5.0 million decrease in investment securities. Securities decreased primarily as a result of payments received. Loans receivable increased $1.2 million, or 0.9%, to $140.0 million at March 31, 2013, compared to $138.8 million at December 31, 2012. Loans held for sale decreased $541,000, or 4.49%, to $11.5 million at March 31, 2013.

Total liabilities at March 31, 2013 were $221.0 million compared to $226.3 million at December 31, 2012, a decrease of $5.3 million. The decrease in liabilities was primarily due to the repayment of $3.5 million in FHLB advances and a $1.5 million decrease in deposits. Total stockholders’ equity remained unchanged at $41.2 million at March 31, 2013.

Polonia Bancorp, Inc. is the holding company for Polonia Bank. Polonia Bank is headquartered in Huntingdon Valley, Pennsylvania and has provided community banking services to customers for almost 88 years. We currently operate seven full-service locations in Montgomery and Philadelphia Counties, Pennsylvania.

This release contains “forward-looking statements” that are based on assumptions and may describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, regional and national economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in the real estate market values in the Company’s market area and changes in relevant accounting principles and guidelines. For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, including the section entitled “Risk Factors,” and Quarterly Reports on Form 10-Q on file with the SEC. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

	At March 31,	At December 31,
	2013	2012
(In thousands, except per share data)	(unaudited)	(unaudited)
Financial Condition Data:
Total assets	$262,223	$267,464
Securities available-for-sale	15,492	16,139
Securities held-to-maturity	54,203	58,605
Loans held for sale	11,519	12,060
Loans receivable	120,385	117,542
Covered loans	19,579	21,260
Total loans	139,965	138,802
Less: allowance for loan losses	1,499	1,508
Net loans	138,465	137,295
Cash and cash equivalents	24,676	25,062
Deposits	195,243	196,723
FHLB Advances – long-term	22,000	25,500
Stockholders’ equity	41,173	41,185
Book value per common share	$11.73	$11.73

	At or For the Three Months Ended March 31,
	2013	2012
	(unaudited)
Operating Data:
Interest income	$2,552	$2,587
Interest expense	585	720
Net interest income	1,967	1,868
Provision for loan losses	89	90
Net interest income after provision for loan losses	1,878	1,777
Non-interest income	1,306	364
Non-interest expense	3,287	2,023
Income (loss) before income tax (benefit)	(103)	119
Income tax (benefit) expense for income tax	(37)	43
Net income (loss)	$(66)	$76
Basic and diluted earnings per share	$(0.02)	$0.02

	At or For the Three Months Ended March 31,
	2013	2012
(In thousands, except per share data)	(unaudited)
Performance Ratios (1):
Return on average assets	(0.10)	0.12
Return on average equity	(0.64)	1.09
Interest rate spread (2)	3.08	3.01
Net interest margin (3)	3.24	3.10
Non-interest expense to average assets	5.02	3.12
Efficiency ratio (4)	1.00	0.91
Average interest-earning assets to average interest- bearing liabilities	116.41	107.87
Average equity to average assets	15.75	10.73

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	1.07%	0.78%
Allowance for loan losses as a percent of non-performing loans	39.10	45.22
Net charge-offs (recoveries) to average outstanding loans during the period	0.26	0.15
Non-performing loans as a percent of total loans	2.74	1.73
Non-performing assets as a percent of total assets	1.51	1.11

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(1)	Performance ratios for the three month periods have been annualized.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Represents non-interest expense divided by the sum of net interest income and non-interest income.

CONTACT:

Paul D. Rutkowski

Chief Financial Officer and Corporate Secretary

(215) 938-8800